(Exhibit 99)

For Immediate Release

Contacts:

Kevin Theiss                                                    Vivian Liu
Rubenstein Investor Relations                                   NexMed, Inc.
212-843-8096                                                    609-208-9688
ktheis@rir1.com                                                 nexmedla@aol.com

             NEXMED RAISED $8.5 MILLION IN PRIVATE EQUITY PLACEMENT

                 -Planned U.S. Phase II Clinical Trials For Male
                  and Female Sexual Dysfunction Moving Forward-

      Robbinsville, NJ, October 4, 1999 -- NexMed, Inc. (OTC BB: NEXM) announced today that the Company raised $8.5 million in gross proceeds from a private placement of its securities at $3.00 per unit (the "Unit"). The Unit price was based on the market price of the Company's common stock when the terms were finalized in early September.

      Each Unit consisted of two shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), and a three-year warrant to purchase one share of the Company's stock at $2.25 per share (the "Warrant"). Each Warrant is redeemable by the Company if the closing price per share of the Common Stock should reach $4.00 for fifteen consecutive trading days. Under the terms of the Unit Purchase Agreement, the Company has agreed to file a registration statement on Form S-3 with the SEC for the Common Stock that were sold and that are issuable upon exercise of the Warrants.

      The private placement included individual investors and institutional investors such as Paramount Capital Asset Management and Pequot Capital Management Inc. AmeriCal Securities, Inc., of San Francisco acted as the placement agent.

      Dr. Y. Joseph Mo, President and C.E.O., commented, "The successful closing of this placement is an acknowledgement of the potential of our technologies and products. The infusion should meet the Company's capital requirements for the next 12 months, including the funding of the U.S. Phase II clinical studies on the Alprox-TD and Femprox topical treatments for male and female sexual dysfunction."

      NexMed, Inc., an emerging international pharmaceutical and medical company, is developing 1) innovative topical formulations based on the NexACT transdermal drug delivery system, including the Alprox-TD and Femprox creams for treating male and female sexual dysfunction; and 2) Viratrol, a non-invasive, hand-held device for treating oral and genital herpes.

       Alprox-TD, Femprox, Viratrol, NexACT are trademarks of NexMed, Inc.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product development and acceptance, manufacturing, competition, regulatory and/or other factors, which are outside the control of the Company.


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